EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 9, 2005

Huron Consulting Group Reports
Third Quarter 2005 Financial Results

•	Revenues of $54.3 million for Q3 2005 increased 46.3% from $37.1 million in Q3 2004.
•
Diluted earnings per share before certain charges were 26 cents for the quarter before deducting 2 cents for a write-off of an intangible asset and 2 cents for costs associated with a proposed secondary offering, compared to 16 cents in the same period last year before deducting 10 cents for restructuring and severance charges.

•	GAAP diluted earnings per share were 22 cents in Q3 2005, compared with 6 cents in Q3 2004.
•	Billable headcount totaled 626 at September 30, 2005 compared to 489 at September 30, 2004.
•	Utilization rate increased to 76.2% during Q3 2005 from 66.3% during the same period last year.

CHICAGO - November 9, 2005 - Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced its financial results for the third quarter ended September 30, 2005.

Third Quarter Results
Revenues of $54.3 million for the third quarter of 2005 increased 46.3% from $37.1 million for the third quarter of 2004. Excluding $3.5 million of revenues generated by Speltz & Weis LLC (“S&W”), organic revenue growth from the prior year's quarter was 36.9%. The Company’s third quarter 2005 operating income was $7.2 million compared to $2.1 million in the third quarter of 2004. Net income attributable to common stockholders was $3.8 million, or $0.22 per diluted share, for the third quarter of 2005 compared to $0.8 million, or $0.06 per diluted share, for the comparable quarter last year.

Net income attributable to common stockholders in the third quarter of 2005 was reduced by certain charges, which included:

•	Write-off of an intangible asset related to a bankruptcy client contract acquired as part of Huron’s acquisition of S&W in May 2005.
•	Expenses associated with the preparation for a secondary offering of Huron shares announced during the quarter.

The cumulative effect of these factors was a reduction in net income of $0.7 million, or $0.04 per diluted share.

“Huron’s operating performance in the third quarter was excellent,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group. “Market demand for our services remained very strong, with our core growth practices continuing to attract, serve and build client relationships.”

“In addition, we continue to attract and retain talented, performance-oriented consultants at all levels to serve Huron’s clients with a balanced and expanding portfolio of services.”

Third quarter 2005 earnings before interest, taxes, depreciation and amortization (“EBITDA”) (5) were $9.8 million, or 18.1% of revenues, compared to $2.7 million, or 7.4% of revenues, in the comparable quarter last year. Adjusted EBITDA (5) -- which excludes secondary offering costs discussed above, as well as stock-based compensation expense, restructuring and severance charges recorded in 2004 -- totaled $12.1 million in the third quarter of 2005, or 22.2% of revenues, compared to $5.4 million, or 14.7% of revenues, in the comparable quarter last year.  During the third quarter of 2005, the Company reduced bonuses that were accrued in the first and second quarters of 2005 by approximately $1.0 million. This is in response to unanticipated events and in line with the Company’s performance-based goals. This reduction decreased senior management bonuses while at the same time, the Company continued to accrue for staff bonuses at above target rates to reflect what has been strong 2005 performance-to-date for the majority of Huron’s operations.

Billable consultant headcount totaled 626 at September 30, 2005 compared to 489 at September 30, 2004, while the utilization rate increased to 76.2% during the third quarter of 2005 from 66.3% during the same period last year. Average billing rate per hour increased $9, or 3.8%, to $244 for the third quarter of 2005 from $235 for the third quarter of 2004. Net deferrals of $1.4 million of performance-based fees for services rendered had the impact of reducing our average billing rate for the third quarter of 2005 by $6.

Third Quarter 2005 Segment Performance
Both of the Company’s segments - Financial Consulting and Operational Consulting - continued to show strong improvements in demand and solid revenue growth.

Revenues for the Financial Consulting segment were $33.3 million for the third quarter of 2005 increasing 63.5% from $20.3 million in the third quarter of 2004. Excluding $3.5 million of revenues generated by the recently acquired S&W, organic revenue growth from the prior year’s quarter was 46.8%. Segment operating income increased 109.1% to $13.4 million from $6.4 million in the same quarter a year ago. Operating margins increased to 40.3% in the quarter from 31.5% a year ago. As of the end of the quarter, the Financial Consulting segment had 308 consultants, up 9.2% from a year ago. Utilization for the quarter was 82.9% compared to 64.0% a year ago reflecting very strong demand for services provided by Huron’s Disputes and Investigations practice. Average bill rates for the segment increased 10% to $274 from $249 a year ago.

Revenues for the Operational Consulting segment were $21.1 million for the third quarter of 2005, increasing 25.6% from $16.8 million in the third quarter of 2004. Segment operating income increased 19.8% to $6.5 million from $5.4 million a year ago. Operating margins declined to 30.9% in the quarter from 32.4% a year ago. As of the end of the quarter, the Operational Consulting segment had 318 consultants, up 53.6% from a year ago. Utilization for the quarter was 69.6% compared to 69.4% as a large number of new consultants were integrated into the practice. Average bill rates for the segment decreased 4.6% from the prior year to $209 from $219. The aforementioned net deferrals of $1.4 million of performance-based fees reduced this segment’s average bill rate for the third quarter of 2005 by $14.

“Both of Huron’s segments continue to build a solid foundation for future growth,” said Holdren.

Year-to-Date Results
Revenues increased $32.9 million, or 27.7%, to $151.6 million for the nine months ended September 30, 2005, from $118.7 million for the same period last year. Excluding the $6.6 million of revenues generated by S&W during the period, organic revenue growth was 22.2%. Net income attributable to common stockholders was $13.3 million, or $0.79 per diluted share, for the nine months ended September 30, 2005, compared to net income of $7.5 million, or $0.53 per diluted share, for the comparable period last year.

For the first nine months of 2005, EBITDA (5) was $28.5 million, or 18.8% of revenues, compared to $16.8 million, or 14.2% of revenues, for the same period last year. Adjusted EBITDA (5), which excludes secondary costs discussed above in third quarter results, as well as stock-based compensation expense, restructuring and severance charges recorded in 2004, for the first nine months of 2005 totaled $33.9 million, or 22.4% of revenues, compared to $22.5 million, or 18.9% of revenues, in the same period last year.

Huron’s utilization rate increased to 76.2% during the first nine months of 2005 from 70.5% during the same period last year.  Average billing rate per hour increased 5.1% to $249 during the first nine months of 2005 from $237 in the same period of 2004.

Year-to-Date Segment Performance
Revenues for the Financial Consulting segment were $87.7 million for the nine months ended September 30, 2005, representing a 26.5% increase from $69.3 million for the same period last year. Excluding $6.6 million of revenues generated by S&W during the period, organic revenue growth was 17.0% from the prior year. Segment operating income increased 40.1% to $35.8 million from $25.6 million a year ago. Operating margins increased to 40.9% from 36.9% a year ago. Utilization for the period increased to 79.4% from 69.8% a year ago and average bill rates increased 9.1% to $277 from $254 a year ago.

Revenues for the Operational Consulting segment were $63.9 million for the nine months ended September 30, 2005, representing a 29.4% increase from $49.4 million for the same period last year. Segment operating income increased 34.1% to $22.5 million from $16.8 million a year ago. Operating margins increased to 35.2% from 34.0% a year ago. Utilization for the period increased to 72.9% from 71.4% a year ago, and average bill rates increased 1.4% to $220 from $217 a year ago. Net deferrals of $2.1 million of performance-based fees for services rendered had the impact of reducing this segment’s average billing rate for the nine months ended September 30, 2005 by $7.

Speltz & Weis LLC
Revenues from Speltz & Weis LLC (“S&W”), an entity acquired in May 2005, were $3.5 million in the three months and $6.6 million in the nine months ended September 30, 2005. S&W incurred a loss of 6 cents per diluted share for both the three and nine months ended September 30, 2005 (which includes the intangible asset write-off described above). Results for S&W are included in Huron’s Financial Consulting segment.

On July 5, 2005, a client of S&W filed for bankruptcy. On October 28, 2005, an application to authorize Huron’s retention during the bankruptcy process was approved on an interim basis by the bankruptcy court. In connection with the application, new financial terms and conditions of the engagement, including billing terms and rates for the Company’s services were renegotiated and agreed upon with the client and other interested parties retroactive to July 5, 2005. In connection with this matter, the Company incurred legal and other costs associated with the bankruptcy process and incurred a charge to write off the intangible asset associated with the value of this client contract. Results for S&W reflect these renegotiated billing terms and rates, legal costs, and the write-off of intangible assets.

“While the client’s bankruptcy provided us with challenges during the quarter, we are pleased that we have been approved by the court to continue to assist them on an interim basis. Huron will continue to provide interim management, bankruptcy advisory, and other consulting services to this client to help them manage through the bankruptcy process,” said Holdren. “In addition, the S&W professionals continue to attract significant assignments in the healthcare marketplace, and we believe that their opportunities remain strong.”

Outlook for the Remainder of 2005
The Company expects its results to be at the lower end of the previously announced 2005 outlook ranges of $205 to $208 million in revenues and diluted earnings per share of $1.07 to $1.12 due to an expected reduction in diluted earnings per share of approximately 3 or 4 cents from S&W's operations in the fourth quarter, which includes the bankruptcy engagement changes discussed above. The EPS guidance is before considering the costs associated with the proposed secondary offering.

“In summary, we are very pleased with the third quarter results, and are optimistic that 2005 will finish with a solid fourth quarter. Huron is well positioned for 2006 and beyond,” said Holdren.

Third Quarter Webcast
The Company will host a webcast to discuss its financial results today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time). The webcast may be accessed at www.huronconsultinggroup.com and will be available for replay for 90 days.

For additional information refer to Huron’s third quarter 2005 Form 10-Q filed with the Securities and Exchange Commission.

About Huron Consulting Group Inc.
Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC. Huron helps clients effectively address complex challenges that arise from litigation, disputes, investigations, regulation, financial distress, and other sources of significant conflict or change. We also help clients improve the overall efficiency and effectiveness of their operations, reduce costs, manage regulatory compliance, and maximize procurement efficiency. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the company’s future results are "forward-looking" statements as defined in Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,”“should,”“expects,”“plans,”“anticipates,”“believes,”“estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, levels of activity, performance or achievements, including without limitation, that our business continues to grow at the current expectations; that we are able to expand our service offerings through our existing consultants and new hires; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Please see “Risk Factors” in our 2004 annual report on Form 10-K for a complete description of the material risks we face.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8722
garyburge@huronconsultinggroup.com

###

HURON CONSULTING GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues and reimbursable expenses:
Revenues	$54,309	$37,109	$151,586	$118,713
Reimbursable expenses	4,840	3,225	13,901	10,315
Total revenues and reimbursable expenses	59,149	40,334	165,487	129,028
Direct costs and reimbursable expenses (exclusive of depreciation and amortization shown in operating expenses):
Direct costs	29,194	22,267	81,653	69,672
Stock-based compensation	1,402	144	3,641	330
Intangible assets amortization	682	—	1,067	—
Reimbursable expenses	4,974	3,161	14,065	10,226
Total direct costs and reimbursable expenses	36,252	25,572	100,426	80,228
Operating expenses:
Selling, general and administrative	13,289	10,631	36,251	28,411
Stock-based compensation	485	53	1,352	113
Depreciation and amortization	1,905	607	3,861	1,682
Restructuring charges	—	1,336	—	3,475
Total operating expenses	15,679	12,627	41,464	33,681
Operating income	7,218	2,135	23,597	15,119
Other (income) expense:
Interest (income) expense, net	(84)	219	(313)	735
Other expense	37	1	36	—
Total other (income) expense	(47)	220	(277)	735
Income before provision for income taxes	7,265	1,915	23,874	14,384
Provision for income taxes	3,499	805	10,624	6,042
Net income	3,766	1,110	13,250	8,342
Accrued dividends on 8% preferred stock	—	299	—	857
Net income attributable to common stockholders	$3,766	$811	$13,250	$7,485

Net income attributable to common stockholders per share:
Basic	$0.24	$0.06	$0.85	$0.57
Diluted	$0.22	$0.06	$0.79	$0.53

Weighted average shares used in calculating net income attributable to common stockholders per share:
Basic	15,777	12,180	15,657	12,068
Diluted	16,950	13,149	16,801	13,045

HURON CONSULTING GROUP INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)
Assets
Current assets:
Cash and cash equivalents	$21,875	$28,092
Receivables from clients, net	27,388	21,750
Unbilled services, net	20,850	10,830
Income tax receivable	682	494
Deferred income taxes	10,030	7,919
Other current assets	3,933	3,053
Total current assets	84,758	72,138
Property and equipment, net	11,855	8,975
Deferred income taxes	2,855	1,450
Deposits	541	656
Intangible assets, net	756	—
Goodwill	14,637	—
Total assets	$115,402	$83,219

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,011	$2,809
Accrued expenses	4,173	2,384
Accrued payroll and related benefits	24,607	20,494
Income tax payable	335	950
Deferred revenue	5,291	2,603
Current portion of notes payable	1,000	—
Total current liabilities	38,417	29,240
Non-current liabilities:
Accrued expenses	353	598
Deferred lease incentives	5,025	4,148
Notes payable, net of current portion	2,000	—
Total non-current liabilities	7,378	4,746
Commitments and contingencies	—	—
Stockholders’ equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 17,276,585 shares issued at September 30, 2005 and 16,364,574 shares issued and outstanding at December 31, 2004	173	164
Treasury stock, 62,150 shares at September 30, 2005, at cost	(1,044)	—
Additional paid-in capital	76,172	59,608
Deferred stock-based compensation	(20,686)	(12,281)
Retained earnings	14,992	1,742
Total stockholders’ equity	69,607	49,233
Total liabilities and stockholders equity	$115,402	$83,219

HURON CONSULTING GROUP INC.
SEGMENT OPERATING RESULTS AND OTHER OPERATING DATA (1)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Segment Operating Results (in thousands):	2005	2004	2005	2004
Revenues and reimbursable expenses:
Financial Consulting	$33,259	$20,346	$87,702	$69,345
Operational Consulting	21,050	16,763	63,884	49,368
Total revenues	54,309	37,109	151,586	118,713
Total reimbursable expenses	4,840	3,225	13,901	10,315
Total revenues and reimbursable expenses	$59,149	$40,334	$165,487	$129,028

Operating income:
Financial Consulting	$13,400	$6,408	$35,844	$25,590
Operational Consulting	6,511	5,437	22,499	16,781
Total segment operating income	$19,911	$11,845	$58,343	$42,371

Other Operating Data:
Number of consultants (at period end) (2):
Financial Consulting	308	282
Operational Consulting	318	207
Total	626	489
Average number of consultants (for the period):
Financial Consulting	297	280	280	281
Operational Consulting	298	213	263	204
Total	595	493	543	485
Utilization rate (3):
Financial Consulting	82.9%	64.0%	79.4%	69.8%
Operational Consulting	69.6%	69.4%	72.9%	71.4%
Total	76.2%	66.3%	76.2%	70.5%
Average billing rate per hour (4):
Financial Consulting	$274	$249	$277	$254
Operational Consulting	$209	$219	$220	$217
Total	$244	$235	$249	$237

(1)
The Company periodically reclassifies certain revenues and expenses among the segments to align them with the changes in the Company’s internal organizational structure. Beginning January 1, 2005, the Forensic Technology and Discovery Services group was moved from the Financial Consulting segment to the Operational Consulting segment to improve marketing synergies with our Legal Business Consulting practice. Previously reported segment information has been revised to reflect this change.

(2)	Consultants consist of our billable professionals, excluding interns and independent contractors.

(3)
We calculate the utilization rate for our consultants by dividing the number of hours all our consultants worked on client assignments during a period by the total available working hours for all of our consultants during the same period, assuming a forty-hour work week, less paid holidays and vacation days.

(4)	Average billing rate per hour is calculated by dividing revenues for a period by the number of hours worked on client assignments during the same period.

HURON CONSULTING GROUP INC.

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (5)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$54,309	$37,109	$151,586	$118,713

Operating income	$7,218	$2,135	$23,597	$15,119
Add back:
Depreciation and amortization (6)	2,587	607	4,928	1,682
Earnings before interest, taxes, depreciation and amortization (EBITDA) (5)	9,805	2,742	28,525	16,801
Add back:
Stock-based compensation expense	1,887	197	4,993	443
Secondary offering costs	384	—	384	—
Restructuring charges	—	1,336	—	3,475
Severance charges	—	1,168	—	1,772
Total adjusted items	2,271	2,701	5,377	5,690
Adjusted EBITDA (5)	$12,076	$5,443	$33,902	$22,491
Adjusted EBITDA as a percentage of revenues	22.2%	14.7%	22.4%	18.9%

RECONCILIATION OF NET INCOME TO NET INCOME BEFORE CERTAIN CHARGES AND ADJUSTED NET INCOME BEFORE CERTAIN CHARGES (5)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income	$3,766	$811	$13,250	$7,485
Diluted earnings per share	$0.22	$0.06	$0.79	$0.53
Add back certain charges:
Write-off of intangible asset (6)	557	—	557	—
Secondary offering costs	384	—	384	—
Restructuring and severance charges	—	2,504	—	5,247
Tax effect	(228)	(1,007)	(228)	(2,110)
Total certain charges, net of tax	713	1,497	713	3,137
Net income before certain charges (5)	$4,479	$2,308	$13,963	$10,622
Diluted earnings per share before certain charges (5)	$0.26	$0.16	$0.83	$0.75

Add back other adjustments:
Amortization of intangible assets	810	—	1,287	—
Stock-based compensation expense	1,887	197	4,993	443
Tax effect	(1,104)	(79)	(2,572)	(178)
Total adjustments, net of tax	1,593	118	3,708	265
Adjusted net income before certain charges (5)	$6,072	$2,426	$17,671	$10,887
Adjusted diluted earnings per share before certain charges (5)	$0.36	$0.17	$1.05	$0.77

(5)
In evaluating the Company’s financial performance, management uses earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income, which are non-GAAP measures. Management believes that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of the Company’s financial performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Additionally, these measures exclude certain items to provide better comparability from period to period. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

(6)
On July 5, 2005, one of the Company’s clients filed for bankruptcy. The client filed an application with the Bankruptcy Court to authorize the retention of the Company during the bankruptcy process. At a hearing held on October 28, 2005, the Bankruptcy Court approved on an interim basis the Company’s retention. In connection with the retention, the Company wrote-off an intangible asset and recorded a charge of $0.6 million.